Exhibit 5.1

January 29, 2014

HeartWare International, Inc.

205 Newbury Street, Suite 101

Framingham, Massachusetts 01701

        Re: Registration of HeartWare International, Inc. Common Stock on Form S-8

Ladies and Gentlemen:

In connection with the registration of 18,929 shares of Common Stock of HeartWare International, Inc., a Delaware corporation (the “Company”), par value $0.001 per share (the “Shares”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, such Shares to be issued or delivered pursuant to the CircuLite, Inc. 2004 Stock Option Plan adopted by the Board of Directors of CircuLite, Inc. (the “CircuLite Board”) on November 3, 2004 and the CircuLite, Inc. Management Sale Bonus Plan adopted by the CircuLite Board on November 2, 2013 (collectively, the “Plans”) in connection with the Merger Agreement, dated as of December 1, 2013, between the Company, CircuLite Inc., Chronos Merger Sub Inc. and Shareholder Representative Services LLC (the “Merger Agreement”), you have requested my opinion set forth below.

In my capacity as counsel, I am familiar with the proceedings undertaken by the Company in connection with the issuance of the Shares under the Plans and I have examined originals or copies of those corporate and other records of the Company I considered appropriate.

On the basis of such examination and my consideration of those questions of law I considered relevant, and subject to the limitations and qualifications in this opinion, I am of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization and the provisions of the Plans and the Merger Agreement, and upon payment for and delivery of the Shares as contemplated in accordance with the Plans and the Merger Agreement, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

/s/ Lawrence J. Knopf
Name: Lawrence J. Knopf
Title: Senior Vice President, General Counsel and Secretary